 Exhibit 99.1

[Omitted Graphic]
NASDAQ: WASH

Contact: Elizabeth B. Eckel
Senior Vice President, Marketing
Phone: (401) 348-1309
E-mail: ebeckel@washtrust.com
Date: August 3, 2005
FOR IMMEDIATE RELEASE

Washington Trust Appoints Galan Daukas Executive Vice President
Daukas To Lead Bank’s Wealth Management Area

Westerly, Rhode Island… Washington Trust Bancorp, Inc. (Nasdaq National Market; symbol: WASH), parent company of The Washington Trust Company, today announced that Galan G. Daukas, will join the Corporation and the Bank as Executive Vice President on August 30, 2005. In this newly created role, Daukas will lead the Bank’s Wealth Management division with offices in Providence, Westerly, and Narragansett, RI, as well as Wellesley, MA following The Weston Financial Group acquisition. Daukas, who will be based in Providence, RI, will be responsible for establishing and executing strategy for the Bank’s Trust and Investment area, Phoenix Investment Management, and The Weston Financial Group, which the Bank expects to acquire in the third quarter of 2005, after receiving appropriate regulatory approvals.

“We are pleased to welcome Galan to our team,” stated John C. Warren, Washington Trust Chairman and Chief Executive Officer. Adding, “He brings tremendous experience and knowledge of the industry and we look forward to growing our Wealth Management business under his leadership.”

Daukas comes to Washington Trust from The Managers Funds, LLC where he served as Chief Operating Officer of the Norwalk, CT-based firm. During his tenure with The Managers Funds, the firm grew from $2.7 to $8.5 billion in assets under management. Prior to that, Daukas served as Chief Operating Officer and Chairman of the Management Committee of Harbor Capital Management Company in Boston, MA. He also held various positions at Fleet Investment Advisors in Boston, MA from 1992-2000, including serving as Chief Operating Officer during a period in which assets under management grew from $25 billion to more than $100 billion. Daukas has earned professional designations as a Chartered Financial Analyst (CFA) and a Certified Financial Planner (CFP). He received his MA in Economics/Finance from Trinity College and an AB from Dartmouth College.

—M O R E—

Washington Trust, Page Two
August 4, 2005

Daukas joins Washington Trust at a key point of the Bank’s expansion in the wealth management area. As previously reported on March 21, 2005, Washington Trust announced the signing of a definitive agreement to acquire Weston Financial Group, a registered investment advisor located in Wellesley, Massachusetts with assets under management in excess of $1.2 billion. The acquisition, which is subject to state and federal regulatory approval, will most likely be completed in the third quarter of 2005. Once the Weston acquisition is complete, Washington Trust’s Wealth Management area will have more than $3.0 billion in assets under administration.

Washington Trust Bancorp, Inc. is the parent of The Washington Trust Company, a Rhode Island state-chartered bank founded in 1800. The Bank offers personal banking, business banking and wealth management services through its offices in Rhode Island and southeastern Connecticut. Washington Trust Bancorp, Inc.’s common stock trades on The Nasdaq Stock Market® under the symbol WASH. Investor information is available on the Corporation’s web site: www.washtrust.com.

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